Exhibit 5.2

A LIMITED LIABILITY PARTNERSHIP TELEPHONE: +44 (0)20-7959-8900 FACSIMILE: +44 (0)20-7959-8950 WWW.SULLCROM.COM	One New Fetter Lane London EC4A 1AN, England BRUSSELS • FRANKFURT • PARIS LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C. BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

February 12, 2026

UBS Group AG,

Bahnhofstrasse 45,

8001 Zurich, Switzerland.

UBS AG,

Bahnhofstrasse 45,

8001 Zurich, Switzerland.

Aeschenvorstadt 1,

4051 Basel, Switzerland.

UBS Americas Inc.,

11 Madison Avenue,

New York, New York 10010.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of the previously issued 7 1/8% Notes due July 15, 2023 (the “Notes”) of UBS Americas Inc. (“UBS Americas”), originally issued by Credit Suisse (USA) LLC, formerly known as Credit Suisse (USA), Inc. and Credit Suisse First Boston (USA), Inc., and the guarantees thereof by UBS Group AG (the “UBS Group Guarantee”) and UBS AG (the “UBS AG Guarantee” and together with the Notes and the UBS Group Guarantee, the “Securities”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The Securities were issued pursuant to that certain Senior Indenture dated as of June 1, 2001 (the “Senior Indenture”), between Credit Suisse (USA) LLC and The Bank of New York Mellon (formerly known as The Bank of New York, as successor to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of March 26, 2007 (the “First Supplemental Indenture”), among Credit Suisse Group AG, Credit Suisse (USA) LLC, Credit Suisse AG and the Trustee, (ii) the Second Supplemental Indenture dated as of June 9, 2023 (the “Second Supplemental Indenture”), among UBS Group AG, Credit Suisse Group

Sullivan & Cromwell LLP carries on business in England and Wales through Sullivan & Cromwell MNP LLP, a registered limited liability partnership established under the laws of the State of New York.

The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.

Sullivan & Cromwell MNP LLP is authorized and regulated by the Solicitors Regulation Authority (Number 00308712).

A list of the partners’ names and professional qualifications is available for inspection at 1 New Fetter Lane, London EC4A 1AN. All partners are either registered foreign lawyers or solicitors.

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AG, Credit Suisse AG, Credit Suisse (USA) LLC and the Trustee, (iii) the Third Supplemental Indenture, dated as of May 30, 2024 (the “Third Supplemental Indenture”), among UBS Group AG, Credit Suisse AG, UBS AG, Credit Suisse (USA) LLC and the Trustee and (iv) the Fourth Supplemental Indenture, dated as of February 2, 2026 (the “Fourth Supplemental Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Supplemental Indentures”), among Credit Suisse (USA) LLC, UBS Americas, UBS Group AG, UBS AG and the Trustee.

Upon the basis of such examination, it is our opinion that:

1.

the Notes constitute valid and legally binding obligations of UBS Americas, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

2.

assuming the UBS Group Guarantee has been duly authorized, executed and delivered by UBS Group AG insofar as the laws of Switzerland are concerned, the UBS Group Guarantee constitutes a valid and legally binding obligation of UBS Group AG, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

3.

assuming the UBS AG Guarantee has been duly authorized, executed and delivered by UBS AG insofar as the laws of Switzerland are concerned, the UBS AG Guarantee constitutes a valid and legally binding obligation of UBS AG, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material regarding UBS Americas, UBS Group AG, UBS AG, the Securities or their offering or sale.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Swiss law, we note that you have received an opinion, dated February 12, 2026 of Homburger AG.

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We have relied as to certain factual matters on information obtained from public officials, officers of UBS Americas, UBS Group AG and UBS AG and other sources believed by us to be responsible, and we have assumed that (i) each of UBS Group AG and UBS AG has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland, (ii) all corporate action by UBS Group AG or UBS AG related to the Securities was duly authorized as a matter of Swiss law, (iii) each of the Second Supplemental Indenture, Third Supplemental Indenture and Fourth Supplemental Indenture has been duly authorized, executed and delivered by UBS Group AG in so far as the laws of Switzerland are concerned, (iv) each of the Third Supplemental Indenture and Fourth Supplemental Indenture has been duly authorized, executed and delivered by UBS AG in so far as the laws of Switzerland are concerned, (v) the Securities have been duly authorized, executed, authenticated, issued and delivered in so far as the laws of Switzerland are concerned and (vi) each of the Senior Indenture and Supplemental Indentures has been duly authorized, executed and delivered by the Trustee, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

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